                            STOCK PURCHASE AGREEMENT



                                  by and among



                                JOSEPH E. BEALL,
                                GEORGE H. BRUCE,
                      TRITON ENGINEERING SERVICES COMPANY


                                      and


                           NOBLE DRILLING CORPORATION





                                 April 22, 1994

                               TABLE OF CONTENTS

                                                                                               PAGE
STOCK PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I          TERMS OF THE TRANSACTION   . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1  Agreement to Sell and to Purchase Shares  . . . . . . . . . . . . . . . . . . . .   1
         1.2  Purchase Price and Payment at Closing . . . . . . . . . . . . . . . . . . . . . .   1
         1.3  Payment of Additional Consideration . . . . . . . . . . . . . . . . . . . . . . .   2
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4  Adjustments Regarding Additional Consideration  . . . . . . . . . . . . . . . . .   3
         1.5  Buyer's Option to Deliver Cash in Lieu of Buyer Common Stock  . . . . . . . . . .   4
         1.6  Specific Contingent Assets Collected on or before the Fourth Anniversary  . . . .   4
         1.7  Option Holder Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II         CLOSING AND CLOSING DATE   . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE III        REPRESENTATIONS AND WARRANTIES
                     OF SELLERS AND THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . .   6
         3.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2  Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.3  Charter and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.4  Capitalization of the Company . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.5  Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . .   7
         3.6  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.7  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.8  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.9  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.10  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.11  Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12  Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.13  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . .  12
         3.15  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.18  Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.19  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.20  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.21  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.22  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.23  Employee Confidentiality Agreements  . . . . . . . . . . . . . . . . . . . . . .  18
         3.24  Insider Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.25  Financial Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.26  Bank Accounts and Powers of Attorney . . . . . . . . . . . . . . . . . . . . . .  19
         3.27  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.28  Illegal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.29  Offerings of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.30  Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         3.31  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.32  Representations and Warranties on Closing Date . . . . . . . . . . . . . . . . . .  20
         3.33  No Other Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . .  20
         4.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.2  Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.3  Charter and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.4  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.5  Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . .  21
         4.6  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.7  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.8  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.9  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.10  Transaction Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.11  Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.12  SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.13  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.14  Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.15  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.16  Representations and Warranties on Closing Date . . . . . . . . . . . . . . . . . .  23
         4.17  No Other Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE V          CONDUCT OF COMPANY PENDING CLOSING   . . . . . . . . . . . . . . . . . . . . .  23
         5.1  Conduct and Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . .  23
         5.2  Restrictions on Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.1  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . .  26
         6.2  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.3  Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.4  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.5  HSR Act Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.6  Agreement Regarding Registration  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.7  Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.8  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.9  Company Employee Bonus Pool . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.10  Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.11  Amendment of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.12  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.13  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.14  Survival of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.15  Negotiation Regarding Outstanding Options  . . . . . . . . . . . . . . . . . . . .  29
         6.16  Director and Officer Insurance and Indemnification . . . . . . . . . . . . . . . .  29
         6.17  Agreement Regarding Indemnification for Certain Rental Obligations . . . . . . . .  29

ARTICLE VII        CONDITIONS TO OBLIGATIONS OF SELLERS   . . . . . . . . . . . . . . . . . . . .  29
         7.1  Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.2  Covenants and Agreements Performed  . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         7.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.5  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.6  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.7  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.8  Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.9  Payment of Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.10  Registration Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.11  1201 Dairy Ashford, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII       CONDITIONS TO OBLIGATIONS OF BUYER   . . . . . . . . . . . . . . . . . . . . .  31
         8.1  Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2  Covenants and Agreements Performed  . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.3  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.5  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.6  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.7  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.8  Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.9  No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.10  Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.11  Cancellation of Outstanding Options  . . . . . . . . . . . . . . . . . . . . . . .  32
         8.12  Lease Indemnity Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IX         TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . .  33
         9.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.4  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.5  DTPA Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.6  Exclusive Remedy for Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE X          TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.1  Liability for Taxes, Filing Returns  . . . . . . . . . . . . . . . . . . . . . . .  34
         10.2  No Section 338 Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.3  Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE XI         RESTRICTIONS ON SALES, OTHER DISPOSITIONS  . . . . . . . . . . . . . . . . . .  35
         11.1  Restrictions on Sales, Other Dispositions  . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XII        SURVIVAL OF REPRESENTATIONS;
                     INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         12.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.2  Indemnification by Beall . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.3  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.4  Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.5  Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.6  CERTAIN DAMAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XIII       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         13.2  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.3  Binding Effect; Assignment; No Third Party Benefit . . . . . . . . . . . . . . . .  39
         13.4  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.5  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.6  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.7  Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.8  Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.9  References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.11  Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.12  Jurisdiction and Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.13  Joinder of Spouses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.14  Stock Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE XIV        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         14.1  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         14.2  Certain Additional Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .  42

                         ANNEX, EXHIBITS AND SCHEDULES

         Annex I                  Allocation of Purchase Price

         Exhibit 1.2              Form of Promissory Note
         Exhibit 1.7              Option Holder Allocation
         Exhibit 6.6              Form of Registration Agreement
         Exhibit 6.7              Form of Employment Agreement
         Exhibit 6.17             Form of Lease Indemnity Agreement
         Exhibit 7.4              Form of Opinion of Counsel to Buyer
         Exhibit 8.4              Form of Opinion of Counsel to Sellers and the
                                  Company

         Schedule 1.3(a)(ii)      Company or Subsidiary Specified Claims and
                                  Accounts Receivable
         Schedule 3.2             Company and Subsidiary Qualifications
         Schedule 3.3             Company Records
         Schedule 3.4             Company or Subsidiary Obligation to Repurchase
         Schedule 3.6(a)          Contravention of Charter Documents and
                                  Contracts - Company
         Schedule 3.6(b)          Contravention of Contracts - Sellers
         Schedule 3.7             Company and Subsidiary Governmental Approvals
         Schedule 3.8             Company and Subsidiary Proceedings
         Schedule 3.9(a)          Company and Subsidiary Insurance Policies
         Schedule 3.9(b)          Company and Subsidiary Insurance Claims
         Schedule 3.10            Subsidiaries
         Schedule 3.14            Company and Subsidiary Liabilities
         Schedule 3.15            Company and Subsidiary Changes
         Schedule 3.16            Company and Subsidiary Tax Matters
         Schedule 3.18            Company and Subsidiary Agreements
         Schedule 3.19            Company and Subsidiary Employee Plans
         Schedule 3.20            Company and Subsidiary Environmental Matters
         Schedule 3.21            Company and Subsidiary Labor Relations
         Schedule 3.22            Company and Subsidiary Employees
         Schedule 3.24            Company and Subsidiary Insider Interests
         Schedule 3.25            Company and Subsidiary Financial Requirements
         Schedule 3.26            Company and Subsidiary Bank Accounts and
                                  Powers of Attorney
         Schedule 4.2             Buyer Qualifications
         Schedule 4.6(a)          Contravention of Charter Documents - Buyer
         Schedule 4.7             Buyer Governmental Approvals
         Schedule 4.13            Buyer Changes

Except for Annex I and Exhibits 1.2 and 1.7, the foregoing have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Commission upon request.

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 22, 1994, among TRITON ENGINEERING SERVICES COMPANY, a Texas corporation (the "Company"), JOSEPH E. BEALL ("Beall"), GEORGE H. BRUCE ("Bruce") (Beall and Bruce being sometimes referred to herein individually as a "Seller" and collectively as "Sellers"), and NOBLE DRILLING CORPORATION, a Delaware corporation ("Buyer"),

                              W I T N E S S E T H:

         WHEREAS, Sellers own in the aggregate all the outstanding shares of Common Stock, no par value, of the Company (the "Shares"); and

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares; and

         WHEREAS, the Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Sellers and Buyer hereby agree as follows:

                                   ARTICLE I

                            TERMS OF THE TRANSACTION

         1.1 Agreement to Sell and to Purchase Shares. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, each Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from each Seller, the number of Shares set forth opposite the name of such Seller on Annex I.

         1.2 Purchase Price and Payment at Closing. In consideration of the sale of the Shares to Buyer, Buyer shall pay to Sellers at the Closing an aggregate purchase price (the "Purchase Price") consisting of (i) 763,655 shares (the "Buyer Shares") of Common Stock, par value $.10 per share, of Buyer ("Buyer Common Stock"), (ii) $4,000,000 in cash and (iii) $4,000,000 evidenced by two promissory notes of Buyer. The Purchase Price shall be allocated between Sellers as set forth on Annex I. The allocable portion of the Purchase Price payable to each Seller shall be paid at the Closing to such Seller as follows:

         (a) Each Seller shall receive the number of Buyer Shares set forth opposite the name of such Seller on Annex I; provided, however, that Buyer shall have the right and option (but not the obligation) to pay Bruce in cash in lieu of delivering the allocable number of Buyer Shares to Bruce (based on the per share price equal to the average of the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days ending on the second business day prior to the Closing Date).

         (b) The "Cash Amount" set forth opposite the name of such Seller on Annex I shall be paid to such Seller at the Closing in the form of a bank cashier's check payable to the order of such Seller or, if requested by such Seller, in immediately available funds by confirmed wire transfer to a bank account to be designated by such Seller (such designation to occur no later than the second business day prior to the Closing Date).

         (c) Buyer shall deliver to such Seller a promissory note of Buyer, dated the Closing Date, payable to the order of such Seller in a principal amount equal to the "Note Amount" set forth opposite the name of such Seller on Annex I (the "Note"). The principal of and accrued interest on each Note shall be payable on such date as Buyer shall determine but in no event later than six months after the Closing Date. The unpaid principal of each Note shall bear interest at the prime rate announced or published from time to time by NationsBank of Texas, N.A. (or if such bank ceases to declare a prime rate, the rate of interest designated by such bank in lieu thereof). Each Note shall represent the unsecured, general obligation of Buyer. Each Note shall be in substantially the form set forth as Exhibit 1.2.

         1.3  Payment of Additional Consideration.

         (a) In addition to the Purchase Price, Buyer shall pay to Sellers, subject to the terms and conditions of this Agreement and within 10 business days after the second anniversary of the Closing Date (the "Determination Date"), additional consideration in shares of Buyer Common Stock (the "Additional Shares") as follows:

                 (i)      254,551 shares of Buyer Common Stock; plus

                 (ii)     if the calculation of the Net Claim Amount under this
         Section 1.3(a)(ii) as of the Determination Date results in a positive number, then the number of shares of Buyer Common Stock that is obtained by dividing the Net Claim Amount as of the Determination Date by $7.90, multiplying the quotient by 0.8618968 and rounding the product to the nearest whole number. The "Net Claim Amount" for any period shall mean 60 percent of an amount equal to the Specific Contingent Assets collected during such period minus the Specific Contingent Liabilities discharged during such period. For the purposes of this Agreement, "Specific Contingent Assets" shall mean an amount equal to (A) the net proceeds, if any, paid to the Company or a Subsidiary from the claims and accounts receivable specifically identified on Schedule 1.3(a)(ii) minus (B) $1,886,834 (the "1993 Deficit Amount"). For the purposes of this Section 1.3(a)(ii), "net proceeds" shall mean the gross proceeds, if any, paid to the Company, a Subsidiary or Buyer less all reasonable out-of-pocket costs of the Company, a Subsidiary or Buyer pursuing the Specific Contingent Assets including, but not limited to, attorneys' fees, experts' fees and discovery costs. Buyer, the Company and Beall agree (x) to use their respective reasonable best efforts in pursuing such claims and (y) to consult with each other prior to settlement thereof. For the purposes of this Agreement, "Specific Contingent Liabilities" shall mean the amount, if any, payable by Beall pursuant to the provisions of Article XII on account of an obligation under Section 12.2(b)(ii). To the extent, but only to the extent, such indemnification obligations constitute Specific Contingent Liabilities and are therefore satisfied pursuant to the operation of this Section 1.3(a)(ii), they shall not also be recoverable under the provisions of Article XII; plus

                 (iii) the number of shares of Buyer Common Stock that is obtained by dividing (A) an amount equal to 43.09484 percent of Adjusted Excess 1994 EBDIT by (B) the per share price equal to the average of the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days immediately preceding the issuance of the Company's audit report for the year ending December 31, 1994, and rounding the quotient to the nearest whole number. "Adjusted Excess 1994 EBDIT" is the amount, if any, equal to (x) the

         Company's 1994 audited earnings before interest expense, interest income, depreciation expense, amortization expense and income tax ("EBDIT") in excess of $10.0 million (the "Excess 1994 EBDIT") plus or minus, as the case may be, (y) the amount of the adjustments to the Excess 1994 EBDIT, if any, as determined in accordance with the remainder of this Section 1.3(a)(iii). In determining Adjusted Excess 1994 EBDIT, the parties agree to decrease the Excess 1994 EBDIT as reflected in the Company's 1994 audited consolidated financial statements by the amount of EBDIT attributable to the excess, if any, of any Specific Contingent Assets accrued as of December 31, 1994 over any Specific Contingent Liabilities accrued as of December 31, 1994 and by the amount of EBDIT, if any, from Company projects attributable to Buyer and its affiliates (exclusive of the Company and its Subsidiaries), and to increase the Excess 1994 EBDIT by the amount, if any, of additional expenses incurred by the Company and the Subsidiaries following the Closing Date solely attributable to Buyer's ownership of the Company. Buyer agrees to confer with Beall if Buyer desires to refer any specific projects to the Company, and Buyer and Beall shall agree, in connection with the Company's commencement of work on any such project, what portion, if any, of the earnings attributable to such project shall be subtracted in calculating Adjusted Excess 1994 EBDIT. In the absence of such agreement, no decrease in earnings shall be made. Buyer and Beall further agree that the expenses historically incurred by the Company shall not, for the purposes of determining Adjusted Excess 1994 EBDIT, be materially increased by or on behalf of Buyer following the Closing Date (whether through the increase of existing expenses or the imposition of new expenses) unless such expenses are agreed to by Beall.

         (b) The Additional Shares shall be allocated between Sellers in the percentages that the Purchase Price is allocated between Sellers on Annex I.

         (c) To the extent a Determination Date Rental Indemnification Amount (as such term is defined in the Lease Indemnity Agreement (as defined in Section 6.17)) is due by Beall to Buyer, the number of Additional Shares payable to Beall, if any, pursuant to Section 1.3(a) shall be reduced by the number of shares of Buyer Common Stock that is obtained by dividing the Determination Date Rental Indemnification Amount by the per share price equal to the average of the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days immediately preceding the Determination Date, and rounding the quotient to the nearest whole number (the "Rental Indemnification Shares"). If the number of Rental Indemnification Shares exceeds the number of Additional Shares payable to Beall pursuant to Section 1.3(a), then Buyer shall not be under any obligation to issue any Additional Shares to Beall, and Beall shall pay to Buyer or its assignee in cash the value of the shares of Buyer Common Stock constituting such excess, based on the price per share specified in the immediately preceding sentence. Any such cash payment shall be made to Buyer or its assignee within 10 business days after the Determination Date.

         1.4  Adjustments Regarding Additional Consideration.

         (a) If the calculation of the Net Claim Amount under Section 1.3(a)(ii) as of the Determination Date results in a negative number, then the Net Claim Amount (disregarding the negative sign) shall be divided by $7.90, and the quotient rounded to the nearest whole number. The result of the calculation in the immediately preceding sentence shall be referred to herein as the "Number of Claim Shares." The number of shares of Buyer Common Stock otherwise deliverable under Section 1.3 (the "Section 1.3 Shares") shall be reduced by the Number of Claim Shares if the result of such subtraction is a positive number.

         (b) If the subtraction of the Number of Claim Shares from the number of Section 1.3 Shares under Section 1.4(a) results in a negative number of shares, then Buyer shall not be under any obligation to issue any Additional Shares, and Buyer shall continue to have the right to receive indemnification by Beall pursuant to the terms and conditions of Article XII for the value of the number of shares so calculated (disregarding the negative sign) based on the per share price of $7.90.

         1.5 Buyer's Option to Deliver Cash in Lieu of Buyer Common Stock. Notwithstanding anything contained in Section 1.3 to the contrary, Buyer shall have the right and option (but not the obligation) to pay Bruce in cash in lieu of delivering the allocable amount of the Additional Shares to him. The amount of cash so paid shall be based on the per share price equal to the average of the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days immediately preceding the Determination Date. Any such cash payment shall be made to Bruce within 10 business days after the Determination Date.

         1.6 Specific Contingent Assets Collected on or before the Fourth Anniversary.

         (a) If during the period beginning on the Determination Date and ending on the third anniversary of the Closing Date (the "Third Anniversary"), there exists a Net Claim Amount (determined without regard to the 1993 Deficit Amount) that is a positive number, then Buyer shall pay to Sellers, within 10 business days after the Third Anniversary, the number of shares of Buyer Common Stock that is obtained by dividing the Net Claim Amount for such period by $7.90, multiplying the quotient by 0.8618968 and rounding the product to the nearest whole number. If during the period beginning on the Third Anniversary and ending on the fourth anniversary of the Closing Date (the "Fourth Anniversary"), there exists a Net Claim Amount (determined without regard to the 1993 Deficit Amount) that is a positive number, then Buyer shall pay to Sellers, within 10 business days after the Fourth Anniversary, the number of shares of Buyer Common Stock that is obtained by dividing the Net Claim Amount for such period by $7.90, multiplying the quotient by 0.8618968 and rounding the product to the nearest whole number. The contingent amounts payable to Sellers pursuant to this Section shall be allocated between Sellers in the percentages that the Purchase Price is allocated between Sellers on Annex I. Notwithstanding anything contained in this Section to the contrary, Buyer shall have the right and option (but not the obligation) to pay Sellers in cash in lieu of delivering the contingent amounts payable to Sellers pursuant to this
Section in shares of Buyer Common Stock. The amount of cash so paid shall be based on the per share price equal to the average of the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days immediately preceding the Third Anniversary or Fourth Anniversary, as the case may be. Any such cash payment shall be made to Sellers within 10 business days after the Third Anniversary or Fourth Anniversary, as the case may be. Buyer shall have no obligation to Sellers with respect to the amount of any Specific Contingent Assets collected after the Fourth Anniversary.

         (b) If the calculation of the Net Claim Amount (determined without regard to the 1993 Deficit Amount) during the period beginning on the Determination Date and ending on the Third Anniversary results in a negative number, then Buyer shall not be under any obligation to issue any additional shares of Buyer Common Stock, and Buyer shall continue to have the right to receive indemnification by Beall pursuant to the terms and conditions of
Article XII. If the calculation of the Net Claim Amount (determined without regard to the 1993 Deficit Amount) during the period beginning on the Third Anniversary and ending on the Fourth Anniversary results in a negative number, then Buyer shall not be under any obligation to issue any additional shares of Buyer Common Stock, and Buyer shall continue to have the right to receive indemnification by Beall pursuant to the terms and conditions of Article XII.

         1.7  Option Holder Compensation.

         (a) Subject to the occurrence of the Closing, Buyer agrees to cause the Company to pay to the Option Holders (as defined in Section 3.4) in shares of Buyer Common Stock in the aggregate an amount the value of which approximates (i) 13.81032 percent of 60 percent of the Specific Contingent Assets, if any, collected during each of the periods ending on the Determination Date, the Third Anniversary and the Fourth Anniversary, as the case may be, plus (ii) 6.90515 percent of Adjusted Excess 1994 EBDIT.


         (b) The amounts described in Section 1.7(a) shall be allocated among the Option Holders as shown on Exhibit 1.7. Such amounts shall be delivered (x) with respect to clause (i) of Section 1.7(a), within 10 business days after the Determination Date, the Third Anniversary or the Fourth Anniversary, as the case may be, and (y) with respect to clause (ii) of Section 1.7(a), within 10 business days after receipt by Buyer of the 1994 audit report of the Company.

         (c) The number of shares of Buyer Common Stock that is to be paid pursuant to clause (i) of Section 1.7(a) is obtained by dividing the amount described in such clause by $7.90, and rounding the quotient to the nearest whole number. The number of shares of Buyer Common Stock that is to be paid pursuant to clause (ii) of Section 1.7(a) is obtained by dividing the amount described in such clause by the per share price equal to the average of the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days immediately preceding the issuance of the Company's audit report for the year ending December 31, 1994, and rounding the quotient to the nearest whole number. Notwithstanding anything contained in this Section to the contrary, Buyer shall have the right to deliver cash in lieu of Buyer Common Stock pursuant to this Section for any reason, including, but not limited to, if Buyer determines that shares of Buyer Common Stock cannot be delivered pursuant to exemptions from registration under applicable federal and state securities laws. In the event Buyer shall elect to deliver cash to the Option Holders in lieu of Buyer Common Stock pursuant to the terms of this
Section 1.7(c), the amount of cash so paid shall be based on the per share price equal to the average of the last sale price of Buyer Common Stock (as reported by NASDAQ/NMS) for the 30 trading days immediately preceding the Determination Date, the Third Anniversary or the Fourth Anniversary, as the case may be. Any such cash payment shall be made to such Option Holders within 10 business days after the Determination Date, the Third Anniversary or the Fourth Anniversary, as the case may be. Each recipient of any Buyer Common Stock shall make such representations and warranties to and covenants and agreements with Buyer as Buyer shall determine are reasonably necessary to comply with applicable federal and state securities laws.


                                   ARTICLE II

                            CLOSING AND CLOSING DATE

         The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Thompson & Knight, P.C., 1700 Texas Commerce Tower, 600 Travis, Houston, Texas 77002, at 10 a.m., local time, on the later of (x) April 22, 1994 or (y) the third business day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VII and VIII, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date".

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLERS AND THE COMPANY

         Sellers and the Company jointly and severally (except with respect to the representations and warranties set forth in Sections 3.5(b), 3.6(b), 3.11 and 3.12, which are made by each Seller (i) severally and not jointly and (ii) only as to such Seller and not any other Seller and except further that all such representations and warranties of Bruce (except for Sections 3.5(b), 3.6(b), 3.11 and 3.12) are limited to the best knowledge of Bruce without any duty of independent investigation) represent and warrant to Buyer that:

         3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Company are pending.

         3.2 Qualification. Each of the Company and the Subsidiaries is duly qualified or licensed to do business and each of the Company and the Corporate Subsidiaries is in good standing in each of the jurisdictions set forth opposite its name on Schedule 3.2, which are all the jurisdictions in which the property owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole.

         3.3 Charter and Bylaws. Except as disclosed on Schedule 3.3, the Company has made available to Buyer accurate and complete copies of (i) the charter and bylaws of each of the Company and the Subsidiaries as currently in effect, (ii) the stock records of each of the Company and the Subsidiaries, and
(iii) the minutes of all meetings of the respective Boards of Directors of the Company and the Subsidiaries, any committees of such Boards, and the shareholders of the Company and the Subsidiaries (and all consents in lieu of such meetings). Such records, minutes and consents accurately reflect the stock ownership of the Company and the Subsidiaries and all actions taken by such Boards of Directors, committees and shareholders. Neither the Company nor any Subsidiary is in violation of any provision of its charter or bylaws, other than violations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole.

         3.4 Capitalization of the Company. The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, no par value, of which, 5,180 shares are outstanding and 6,791 shares are held in the Company's treasury. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales and repurchases by the Company of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. The Shares constitute (and at the Closing will constitute) all the outstanding shares of capital stock of the Company. As of the date hereof, an aggregate of 830 shares of Common Stock of the Company are reserved for issuance and issuable upon the exercise of outstanding employee stock options (the "Outstanding Options") granted under the Company's stock option plan to a total of five persons (the "Option Holders") at exercise prices ranging from $1,147.58 to $2,545.00 per share. Except as set forth above in this Section, there are (and as of the Closing Date there will be) outstanding
(i) no shares of
capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. As of the Closing Date there will be (and, except as disclosed on Schedule 3.4, there are) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

         3.5  Authority Relative to This Agreement.

         (a) The Company has full corporate power and corporate authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each other agreement, instrument or document executed or to be executed by the Company in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Company and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

         (b) Each Seller has full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes, and each other agreement, instrument or document executed or to be executed by a Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

         3.6  Noncontravention.

         (a) Except as disclosed on Schedule 3.6(a), the execution, delivery and performance by Sellers and the Company of this Agreement and the consummation by them of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of the Company or any Subsidiary, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound, other than conflicts, violations or defaults which, individually or in the aggregate, do not and will not have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Company or any Subsidiary, or (iv) assuming compliance with the matters referred to in Section 3.7, violate any Applicable Law binding upon the Company or any Subsidiary.

         (b) Except as disclosed on Schedule 3.6(b), the execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any contract, agreement, instrument or obligation to which such Seller is a party or by which such Seller or any of such Seller's properties may be bound,
(ii) result in the creation or imposition of any Encumbrance upon the properties of such Seller, or (iii) assuming compliance with the matters referred to in Section 3.7, violate any Applicable Law binding upon such Seller.

         3.7 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by any Seller or the Company or any Subsidiary in connection with the execution, delivery or performance by Sellers and the Company of this Agreement or the consummation by them of the transactions contemplated hereby, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Securities Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable state securities laws; (v) as set forth on Schedule 3.7; (vi) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby; and (vii) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole or on the ability of a Seller or the Company to consummate the transactions contemplated hereby. The representations and warranties of Sellers and the Company contained in this Section, insofar as such representations and warranties pertain to compliance by the Company with the requirements of the Securities Act and applicable state securities laws, are based on the representations and warranties of Buyer contained in Section 4.11.

         3.8 Legal Proceedings. Except as disclosed on Schedule 3.8, there are no Proceedings pending or, to the best knowledge of Sellers and the Company, threatened against or involving the Company or any Subsidiary (or any of their respective directors or officers in connection with the business or affairs of the Company or any Subsidiary) or any properties or rights of the Company or any Subsidiary. Except as disclosed on Schedule 3.8, Sellers and the Company reasonably believe any and all potential liability of the Company and the Subsidiaries under such Proceedings is adequately covered (except for deductible amounts as stated in the policies) by the existing insurance maintained by the Company and the Subsidiaries described in Section 3.9. No judgment, order, writ, injunction or decree of any Governmental Entity has been issued or entered against the Company or any Subsidiary which continues to be in effect. Neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which is reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole. There are no Proceedings pending or, to the best knowledge of Sellers and the Company, threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         3.9  Insurance.

         (a) The Company and the Subsidiaries maintain with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to their respective assets and operations, which policies of insurance are listed on Schedule 3.9(a).

         (b) Schedule 3.9(b) is a complete and accurate list of all pending or outstanding insurance claims ("Outstanding Insurance Claims") of the Company or any Subsidiary against the Company's insurance companies and the amount, if any, of each Outstanding Insurance Claim that is reflected in the Audited 1993 Financial Statements as an account receivable or other asset.

         3.10 Subsidiaries.

         (a) The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other person, other than the Subsidiaries. Schedule 3.10 lists each Subsidiary, the jurisdiction of incorporation or formation of each Subsidiary and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Subsidiary. Each Corporate Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Partnership Subsidiary is a limited partnership or an Asociacion en Participacion duly formed and validly existing under the laws of the jurisdiction of its formation. Each Subsidiary has all requisite corporate or, in the case of a Partnership Subsidiary, partnership power and corporate or, in the case of a Partnership Subsidiary, partnership authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as disclosed on Schedule 3.10, no actions or proceedings to dissolve any Subsidiary are pending.

         (b) Except as otherwise indicated on Schedule 3.10, all the outstanding capital stock or other equity interests of each Subsidiary are owned directly or indirectly by the Company, free and clear of all Encumbrances. All outstanding shares of capital stock of each Corporate Subsidiary have been validly issued and are fully paid and nonassessable. All partnership interests of each Partnership Subsidiary have been validly issued and are fully paid (to the extent required at such time). No shares of capital stock or other equity interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights. Except as otherwise indicated on Schedule 3.10, all the assets and properties of the Company and each Subsidiary are owned free and clear of any Encumbrances, other than (i) liens for ad valorem taxes not yet due and payable; (ii) encumbrances (other than liens securing indebtedness) that do not affect the fair market value of the underlying asset; (iii) encumbrances (other than liens securing indebtedness) that do not and will not materially impair the use of the underlying asset as it is being used by the Company as of the Closing Date or for any other similar use; or (iv) materialman's, mechanic's, repairman's, employee's, contractor's, operator's or other similar liens, encumbrances or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Company's assets, securing obligations not yet due.

         (c) Except as set forth on Schedule 3.10, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of any Subsidiary, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary, (iii) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue or sell, any shares of capital stock or other voting securities of any Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Subsidiary. As of the Closing

Date there will be (and, except as disclosed on Schedule 3.10, there are) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights (except as contemplated in this Agreement).

         3.11 Shares. Each Seller is (and at the Closing will be) the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire, good and valid title to, the number of Shares set forth opposite the name of such Seller on Annex I, free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

         3.12 Investment Representations.

         (a) Each Seller is acquiring the Buyer Shares and any Additional Shares (collectively, the "Transaction Securities") for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act covering the Buyer Shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Transaction Securities, each Seller is not offering or selling, and will not offer or sell, for Buyer in connection with any distribution of the Transaction Securities and each Seller does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

         (b) Each Seller acknowledges that he or his representatives have been furnished with substantially the same kind of information regarding Buyer and its business, assets, results of operations and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Buyer Shares. Each Seller further represents that he has had an opportunity to ask questions of and receive answers from Buyer regarding Buyer and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the Transaction Securities.
The foregoing, however, shall not limit or modify the representations and warranties of Buyer in Article IV, shall not limit the rights of a Seller prior to and in anticipation of any issuance of the Transaction Securities pursuant hereto, and shall not limit the disclosure requirements of applicable federal and state securities laws.

         (c) Each Seller acknowledges that he is able to fend for himself, can bear the economic risk of his investment in the Transaction Securities, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Transaction Securities.

         (d) Each Seller understands that the Transaction Securities, when issued to such Seller, will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Transaction Securities will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Transaction Securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of Buyer in connection with the Transaction Securities.

         (e) It is agreed and understood by each Seller that the certificates representing the Transaction Securities shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

It is agreed and understood by Buyer that the legends will be removed upon the registration of the shares represented by any such certificate under the Securities Act or upon delivery to Buyer of a written opinion of counsel, which opinion and counsel are reasonably satisfactory to Buyer, to the effect that such legend is not required.

         3.13 Financial Statements. The Company has delivered to Buyer accurate and complete copies of (i) the Company's audited consolidated balance sheets as of December 31, 1992 and 1993, and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with generally accepted accounting principles, together with the unqualified reports thereon of KPMG Peat Marwick, independent public accountants (the "Audited Financial Statements"), (ii) the Company's unaudited consolidated balance sheet as of February 28, 1994 (the "Latest Balance Sheet"), statements of income, stockholders' equity and cash flows for the two-month period then ended (together with the unaudited financial statements referred to in clause (iii) below, the "Unaudited Financial Statements"), certified by the Company's controller, and (iii) the unaudited balance sheets as of February 28, 1994, together with statements of income, stockholders' equity and cash flows for the two-month period then ended, of the Company's unconsolidated Subsidiaries, certified by the Company's controller (collectively, the "Financial Statements"). The Financial Statements (x) represent actual bona fide transactions, (y) have been prepared from the respective books and records of the Company and its consolidated and unconsolidated Subsidiaries, as the case may be, in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by generally accepted accounting principles, and except that the Financial Statements prepared as at and for the year ended December 31, 1993 (the "Audited 1993 Financial Statements") shall be presented in a manner consistent with the current text of all published statements issued by the Financial Accounting Standards Board, including Numbers 106 and 112 ("FASB Standards"), as at December 31, 1993 and (z) accurately, completely and fairly present in all material respects the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Unaudited Financial Statements are subject to normal year-end adjustments, which will not be material in the aggregate. With respect to clause (y) immediately preceding, the FASB Standards whose implementation was not mandatory for financial years ended prior to January 1, 1994 shall, nevertheless, be effected on or before March 31, 1994. Implementation of all FASB Standards as of December 31, 1993, rather than on or before March 31, 1994, would not have caused a material adverse effect on the financial condition of the Company as reflected in the Audited 1993 Financial Statements.

         3.14 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any Subsidiary, and whether due or to become due), except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort or infringement), (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (iv) liabilities specifically set forth on
Schedule 3.14, and (v) other liabilities which, in the aggregate, are not material to the Company and the Subsidiaries considered as a whole.

         3.15 Absence of Certain Changes. Except as disclosed on Schedule 3.15, since December 31, 1993, (i) there has not been any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole other than general economic conditions affecting the oil drilling industry; (ii) the businesses of the Company and the Subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) neither the Company nor any Subsidiary has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) neither the Company nor any Subsidiary has suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance); and (v) neither the Company nor any Subsidiary has taken any of the actions set forth in Section 5.2 except as permitted thereunder.

         3.16 Tax Matters.  Except as disclosed on Schedule 3.16:

         (a) The Company and each Subsidiary have (and as of the Closing Date will have) duly filed all federal, state, local and foreign Tax Returns due (after taking into account any extensions) on or before the Closing Date and required to be filed by or with respect to them with the IRS or other applicable taxing authority, and, except for tax years ending after December 31, 1992, no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

         (b) the Company and each Subsidiary have (and as of the Closing Date will have) paid, or adequately reserved against in the Financial Statements, all Taxes due (and Taxes for 1993 and for the period in 1994 through the Closing Date, whether then due or not), or claimed by any taxing authority to be due, from or with respect to them, except Taxes that are being contested in good faith by appropriate legal or administrative proceedings and for which adequate reserves have been set aside as disclosed on Schedule 3.16;

         (c) there has been no adjustment proposed by the IRS or any other taxing authority in connection with any of the Tax Returns filed by the Company and each Subsidiary prior to the Closing;

         (d) the Company and each Subsidiary have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return of the Company is not yet due) required with respect to Taxes;

         (e) the federal income Tax Return of the Company and the Subsidiaries (other than 1201 Dairy Ashford Ltd.) has been audited by the IRS for the taxable year ended December 31, 1990 and such audit proceedings have been closed (or the applicable statutes of limitations have expired) and all adjustments settled. The IRS has not audited the federal income tax returns of the Company and the Subsidiaries for any other taxable year within the last ten years;

         (f) the United Kingdom income Tax Returns of the Company and the Subsidiaries have been audited by the applicable taxing authority for the taxable year ended December 31, 1992 and the audit proceedings have been closed and all adjustments settled. No other local, state or foreign income Tax Returns of the Company and the Subsidiaries have been audited;

         (g) no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from the Company or any Subsidiary;

         (h) neither the Company nor any Subsidiary has entered into any closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of state or local Tax law) which will have any continuing effect after the Closing Date;

         (i) the Company has not filed a consent under Section 341(f) of the Code;

         (j) except for statutory liens for current Taxes not yet due and liens for ad valorem Taxes due for 1994, no liens for Taxes exist upon the assets of either the Company or the Subsidiaries;

         (k) neither the Company nor any of the Subsidiaries has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns with the Company and the Subsidiaries, for any taxable period which is not now closed by the applicable statute of limitations;

         (l) neither Seller is a person other than a United States person within the meaning of the Code; and

         (m) neither the Company nor any of the Subsidiaries has any gain on any deferred intercompany transaction as defined in Treasury Regulation
Section 1.1502-13.

         3.17 Compliance With Laws. The Company and the Subsidiaries have complied in all material respects with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety and civil rights), except for noncompliance with such Applicable Laws which, individually or in the aggregate, does not and will not affect materially and adversely the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole. Neither Sellers, the Company nor any Subsidiary has received any written notice, which has not been dismissed or otherwise disposed of, that the Company or any Subsidiary has not so complied. Neither the Company nor any Subsidiary is charged or, to the best knowledge of Sellers and the Company, threatened with, or, to the best knowledge of Sellers and the Company, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Company or any Subsidiary, other than violations which, individually or in the aggregate, do not and will not have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole.

         3.18 Agreements.

         (a) Set forth on Schedule 3.18 is a list of all the following agreements, arrangements and understandings (written or oral, formal or informal) (collectively, for purposes of this Section,

"agreements") to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is otherwise bound:

                 (i) collective bargaining agreements and similar agreements with employees as a group;

                 (ii) employee benefit agreements, trusts, plans, funds or other arrangements of any nature, including those referred to in
         Section 5.2(e)(i);

                 (iii) agreements with any current or former shareholder, director, officer, employee, consultant or advisor or any affiliate of any such person;

                 (iv) agreements between or among the Company and any of the Subsidiaries;

                 (v) indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money by the Company or any Subsidiary or to the direct or indirect guarantee or assumption by the Company or any Subsidiary of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

                 (vi) agreements relating to the acquisition or disposition of assets, other than those entered into in the ordinary course of business consistent with past practice;

                 (vii) agreements relating to the acquisition or disposition of any interest in any business enterprise;

                 (viii) agreements with respect to the lease of real or personal property;

                 (ix) agreements concerning the management or operation of any real property;

                 (x) broker, distributor, dealer, manufacturer's representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service and repair agreements;

                 (xi) license, royalty or other agreements relating to Intellectual Property;

                 (xii) partnership, joint venture and profit sharing agreements;

                 (xiii)   agreements with any Governmental Entity;

                 (xiv) agreements relating to the Release or Disposal of Hazardous Substances or Solid Wastes;

                 (xv) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other person;

                 (xvi) agreements containing any covenant limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any other person in any geographic area or during any period of time;

                 (xvii) agreements with any person who provides services to the Company or a Subsidiary as an independent contractor;

                 (xviii) agreements not made in the ordinary course of business; and

                 (xix) other agreements, whether or not made in the ordinary course of business, that are material to the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole.

         (b) The Company has delivered or made available to Buyer accurate and complete copies of the written agreements listed on Schedule 3.18. Each of the agreements listed on Schedule 3.18 is a valid and binding agreement of the Company and the Subsidiaries enforceable against them in accordance with its terms. Neither the Company nor any Subsidiary is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the Company or any Subsidiary under, any of such agreements, except for any such default that would not materially and adversely affect the business, assets, results of operation or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole. Neither Seller, the Company nor any Subsidiary has received any notice from, or given any notice to, any other party indicating that the Company or any Subsidiary or such other party is in breach of or in default under any of such agreements. To the best knowledge of Sellers and the Company, no other party to any of such agreements is in breach of or in default under such agreements, nor has any assertion been made by any Seller or the Company or any Subsidiary of any such breach or default.

         3.19 ERISA.

         (a) Set forth on Schedule 3.19 is a list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, (i) which is maintained, administered or contributed to by the Company or any affiliate of the Company, and (ii) which covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. The Company has delivered to Buyer accurate and complete copies of such plans (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to in this Section as the "Employee Plans". For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in
Section 3(2) of ERISA are identified as such on Schedule 3.19.

         (b) Except as otherwise identified on Schedule 3.19, (i) no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (for purposes of this Section, a "Multiemployer Plan"), (ii) no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) no Employee Plan is a defined benefit plan, and
(iv) during the past five years, neither the Company nor any of its affiliates have made or been required to make contributions to any Multiemployer Plan. Neither the Company nor any affiliate of the Company has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Company and all of the affiliates of the Company have paid and substantially discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Company or any Subsidiary. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary or any director or officer of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any Tax pursuant to
Section 4975 of the Code that could have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries considered as a whole. There are no threatened or pending claims by or on behalf of the Employee Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of the Company, its officers or directors, or such Employee Plans, under ERISA or any other Applicable Law and, to the knowledge of Sellers, there is no basis for any such claim.

         (c)     Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified since the date of its adoption, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Set forth on Schedule 3.19 is a list of the most recent IRS determination letters with respect to any such Plans, accurate and complete copies of which letters have been delivered to Buyer. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by all Applicable Laws, including but not limited to ERISA and the Code, which are applicable to such Plans.

         (d) To the extent not listed on Schedule 3.18, there is set forth on Schedule 3.19 a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any affiliate of the Company, and (iii) covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. Such contracts, plans and arrangements as are described in the preceding sentence are referred to for purposes of this Section as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Laws.

         (e) Neither the Company nor any affiliate of the Company has performed any act or failed to perform any act, and there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) or 280G of the Code, or could give rise to any penalty or excise Tax pursuant to Section 4980B or 4999 of the Code.

         (f) Except as disclosed on Schedule 3.19, there has been no amendment, written interpretation or announcement (whether or not written) by the Company or any affiliate of the Company of or relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1993.

         (g) Neither the Company nor any of its affiliates provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code, and neither the Company nor any of its affiliates have made any representations, agreements, covenants or commitments to provide any such coverage.

         3.20 Environmental Matters.

         (a) Except as set forth on Schedule 3.20, neither the Company, any Subsidiary nor any property owned or leased by the Company or any Subsidiary (for purposes of this Section, the "Property") is in violation of, or subject to any pending or, to the best knowledge of Sellers and the Company, threatened Proceeding under, or subject to or could be subject to any remedial obligations (financial or otherwise) under, any Applicable Laws pertaining to the environment, Hazardous Substances or Solid Wastes (such Applicable Laws as they now exist or are hereafter enacted and/or amended are collectively, for purposes of this Section, called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, for purposes of this Section, called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, for purposes of this Section, called "RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act. No asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by Applicable Laws, has been installed in any Property. The representations and warranties set forth in the preceding sentences of this Section would continue to be true and correct following disclosure to the applicable Governmental Entities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

         (b) Except as set forth on Schedule 3.20, the Company and the Subsidiaries have not obtained and are not required to obtain any Permits to construct, occupy, operate or use any buildings, improvements, fixtures, equipment or other tangible property forming a part of the Property by reason of any Applicable Environmental Laws. The Company and the Subsidiaries undertook, at the time of acquisition of the Property, all appropriate inquiry into the previous ownership and uses of the Property consistent with good commercial or customary practice at the time of such acquisition. The Company and the Subsidiaries have obtained a Phase I environmental study of the corporate and manufacturing facilities in Houston. To the knowledge of Sellers, no Hazardous Substances or Solid Wastes have been Disposed of or otherwise Released on or to the Property.

         (c) The terms "Hazardous Substance" and "Release" shall have the meanings specified in CERCLA, and the terms "Solid Waste" and "Disposal" (or "Disposed") shall have the meanings specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, that to the extent the laws of the jurisdiction in which the Property is located establish a meaning for "Hazardous Substance", "Release", "Solid Waste" or "Disposal" (or "Disposed") which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         3.21 Labor Relations.

         (a) Except as disclosed on Schedule 3.21, (i) there are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with employees as a group to or by which the Company or any Subsidiary is a party or is bound; (ii) no employees of the Company or any Subsidiary are represented by any labor organization, collective bargaining representative or group of employees; (iii) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of the Company or any Subsidiary in an appropriate unit of the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has been involved with any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees or been subject to or, to the best knowledge of Sellers and the Company, threatened with any strike or other concerted labor activity or dispute; and (v) neither the Company nor any Subsidiary is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees.

         (b) Except as disclosed on Schedule 3.21, the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of their respective employees and independent contractors and are not engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the best knowledge of Sellers and the Company, threatened Proceeding by or before, and neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity in connection with any current, former or prospective employee or independent contractor of the Company or any Subsidiary.

         3.22 Employees.

         (a) Set forth on Schedule 3.22 is a list of all directors and officers of the Company and the Subsidiaries.

         (b) The Company has delivered to Buyer a schedule setting forth the name, social security number and dates of employment by the Company or a Subsidiary of each employee, agent or consultant of the Company or any Subsidiary as of February 28, 1994, together with the total amounts of salary, bonuses and other compensation paid or payable by the Company or any Subsidiary to each such person for the current fiscal year and the immediately preceding fiscal year.

         (c) The consummation of the transactions contemplated by this Agreement will not result in the incurring of any severance pay obligations to any person employed by the Company or any Subsidiary. Except as set forth on
Schedule 3.22, no Seller and no affiliate of any Seller has entered into any type of employment or consulting agreement, written or oral, with any employee of the Company or any Subsidiary, nor has any Seller or any affiliate of any Seller engaged in discussions with any such employee relating thereto.

         3.23 Employee Confidentiality Agreements. All current employees of the Company and the Subsidiaries who have or who have had reasonable access to any secret, confidential or proprietary information relating to the Company or any Subsidiary or its business have executed written confidentiality agreements with the Company or a Subsidiary pursuant to which such employees have agreed to maintain in confidence secret, confidential or proprietary information learned or acquired in the scope of their employment.

         3.24 Insider Interests. Except as disclosed on Schedule 3.24, no shareholder, director or officer of the Company or any Subsidiary or any associate of any such shareholder, director or officer is currently, directly or indirectly, a party to any transaction with the Company or any Subsidiary, including, without limitation, any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer or associate. To the best knowledge of Sellers and the Company (without inquiry), no shareholder, director or officer of the Company or any Subsidiary or any associate of any such shareholder, director or officer owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier or competitor of the Company or any Subsidiary. For purposes of this Section only, an "associate" of any shareholder, director or officer means any member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

         3.25 Financial Requirements. Set forth on Schedule 3.25 is a list and brief description of all bonds, deposits, financial assurance requirements and insurance coverage required to be submitted to Governmental Entities for the continued ownership and operation of the business and assets of the Company and the Subsidiaries.

         3.26 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.26 are (i) the name and address of each bank or other financial institution in which the Company or any Subsidiary has an account or a safe deposit box, the account and safe deposit box numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Company or any Subsidiary and the names of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding powers of attorney from the Company or any Subsidiary.

         3.27 Books and Records. All the books and records of the Company and the Subsidiaries, including all personnel files, employee data and other materials relating to employees, are substantially complete and correct in all material respects, have been in all material respects maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been in all material respects prepared and maintained in accordance with generally accepted accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, assets and liabilities of the Company and the Subsidiaries.

         3.28 Illegal Payments. To the best knowledge of Sellers and the Company, none of the Company or any Subsidiary or any director, officer, employee or agent of the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, government official or other person, in the United States or any other country, in any manner related to the business or operations of the Company or any Subsidiary, which the Company or any Subsidiary or any such director, officer, employee or agent knows to have been, or has reason to believe was, illegal under any Applicable Law.

         3.29 Offerings of Securities. All securities that have been offered or sold by the Company were offered and sold pursuant to valid exemptions from registration. No prospectus, private offering memorandum or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time of delivery of such prospectus, private offering memorandum or other information, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         3.30 Brokerage Fees. Neither Sellers nor any of their affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby except that Simmons & Company International ("Simmons") has been retained as the financial advisor of the Company in connection with the transactions contemplated hereby pursuant to the letter agreement between the Company and Simmons dated September 23, 1991, an accurate and complete copy of which has been delivered to Buyer. Beall shall indemnify and hold harmless the Company and Buyer from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by any Seller or any of such Seller's affiliates.

         3.31 Disclosure. No representation or warranty made by Sellers or the Company in this Agreement, and no statement of any Seller, the Company or their representatives contained in any document, certificate or other writing furnished or to be furnished by Sellers or the Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling and consulting engineering services businesses) necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         3.32 Representations and Warranties on Closing Date. The representations and warranties made in this Article III will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

         3.33 No Other Representations. Except as and to the extent set forth in this Article III, Sellers and the Company make no representations or warranties whatsoever to Buyer and hereby disclaim all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of Sellers or the Company or any affiliate thereof).


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that:

         4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted.

         4.2 Qualification. Buyer is duly qualified or licensed to do business and is in good standing in each of the jurisdictions set forth on
Schedule 4.2, which are all the jurisdictions in which the property owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Buyer.

         4.3 Charter and Bylaws. Buyer has made available to Sellers or their representatives accurate and complete copies of the Certificate of Incorporation and Bylaws of Buyer as currently in effect.

         4.4 Capitalization. The authorized capital stock of Buyer consists of 75,000,000 shares of Buyer Common Stock, of which, as of December 31, 1993, 47,548,339 shares were outstanding, and 15,000,000 shares of preferred stock, par value $1.00 per share, of which, as of December 31, 1993, 2,990,000 shares designated as $2.25 Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock") were outstanding. As of December 31, 1993, Buyer had an additional 250,000 issued shares of Buyer Common Stock held as treasury shares. All outstanding shares of capital stock of Buyer have been validly issued and are fully paid and nonassessable, and no shares of capital stock of Buyer are subject to, nor have any been issued in violation of, preemptive or similar rights. As of December 31, 1993, an aggregate of 18,466,488 shares of Buyer Common Stock were reserved for issuance and issuable pursuant to Buyer's Thrift Plan or upon the exercise of outstanding employee or non-employee director stock options granted under Buyer's stock option plans and agreements or the conversion of the Convertible Preferred Stock. Except as set forth above in this Section, as of December 31, 1993, there were outstanding (i) no shares of capital stock or other voting securities of Buyer, (ii) no securities of Buyer convertible into or exchangeable for shares of capital stock or other voting securities of Buyer, (iii) except for the obligations of Buyer pursuant to this Agreement, no options or other rights to acquire from Buyer, and no obligation of Buyer to issue or sell, any shares of capital stock or other voting securities of Buyer or any securities of Buyer convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of its capital stock.

         4.5 Authority Relative to This Agreement. Buyer has full corporate power and corporate authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument or document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

         4.6 Noncontravention. Except as disclosed on Schedule 4.6(a), the execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not
(i) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, other than conflicts, violations or defaults which, individually or in the aggregate, do not and will not have a material adverse effect on the business, assets, results of operation or condition (financial or otherwise) of Buyer and its subsidiaries considered as a whole,
(iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) assuming compliance with the matters referred to in Section 4.7, violate any Applicable Law binding upon Buyer, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Buyer and its subsidiaries considered as a whole or on the ability of Buyer to consummate the transactions contemplated hereby.

         4.7 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Securities Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable state securities laws; (v) as set forth on Schedule 4.7; (vi) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby; and (vii) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Buyer and its subsidiaries considered as a whole or on the ability of Buyer to consummate the transactions contemplated hereby.

         4.8 Legal Proceedings. There are no Proceedings pending or, to the best knowledge of Buyer, threatened against or involving Buyer seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         4.9 Notes. The Notes to be issued by Buyer at the Closing have been duly authorized for such issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued and will constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.10 Transaction Securities. The Transaction Securities have been duly authorized for issuance and, if and when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Transaction Securities under this Agreement is not subject to any preemptive or similar rights.

         4.11 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

         4.12 SEC Filings. Buyer has heretofore delivered to Sellers accurate and complete copies of all reports, registration statements and other filings filed by Buyer with the Securities and Exchange Commission since January 1, 1993 (the "Buyer Commission Filings"). As of their respective dates, the

Buyer Commission Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer Commission Filings present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

         4.13 Absence of Certain Changes. Except as disclosed on Schedule 4.13, since December 31, 1993, there has not been any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of Buyer and its subsidiaries considered as a whole other than general economic conditions affecting the oil and gas drilling industry.

         4.14 Brokerage Fees. Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Sellers from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyer or any of its affiliates.

         4.15 Disclosure. No representation or warranty made by Buyer in this Agreement, and no statement of Buyer contained in any document, certificate or other writing furnished or to be furnished by Buyer pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits, or will omit, at the time of delivery, to state any material fact (other than those facts generally recognized to be industry risks normally associated with the contract drilling and production services businesses) necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

         4.16 Representations and Warranties on Closing Date. The representations and warranties made in this Article IV will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

         4.17 No Other Representations. Except as and to the extent set forth in this Article IV, Buyer makes no representations or warranties whatsoever to Sellers and hereby disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to Sellers or their representatives (including without limitation any opinion, information, projection or advice that may have been or may be provided to Sellers by any director, officer, employee, agent, consultant or representative of Buyer or any affiliate thereof).


                                   ARTICLE V

                       CONDUCT OF COMPANY PENDING CLOSING

         Beall and the Company hereby covenant and agree with Buyer as follows:

         5.1 Conduct and Preservation of Business. Except as contemplated by this Agreement, during the period from the date hereof to the Closing, the Company and the Subsidiaries (i) shall each conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws; (ii) shall each use its reasonable best efforts to preserve, maintain and protect its properties; and (iii) shall each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

         5.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, neither the Company nor any Subsidiary shall, without the prior written consent of Buyer:

         (a)     amend its charter or bylaws;

         (b) (i) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

         (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem or otherwise acquire any of its securities or any securities of any Subsidiary (except as contemplated in this Agreement); or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

         (d) (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries and customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary; or (iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon; provided, however, that in no event shall the Company and the Subsidiaries (A) incur incremental indebtedness in excess of $10,000 in the aggregate or (B) incur incremental indebtedness which is not prepayable at any time without penalty or premium;

         (e) (i) enter into, adopt or (except as may be required by law) amend or terminate (except as contemplated in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (iii) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

         (f) acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company;

         (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

         (h) make any capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $30,000;

         (i) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability material to the Company;

         (j) pay, discharge or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Audited 1993 Financial Statements or incurred since December 31, 1993 in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Company or any Subsidiary repay any long-term indebtedness except to the extent required by the terms thereof;

         (k) enter into any lease, contract, agreement, commitment, arrangement or transaction outside the ordinary course of business consistent with past practice;

         (l) amend, modify or change any existing lease, contract or agreement, other than in the ordinary course of business consistent with past practice;

         (m) waive, release, grant or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

         (n)     lay off any of its employees;

         (o)     change any of its banking or safe deposit arrangements;

         (p) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in generally accepted accounting principles and notice of which is given in writing by the Company to Buyer, and except as otherwise contemplated by this Agreement;

         (q) take any action which would or might make any of the representations or warranties of Sellers or the Company contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

         (r) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         6.1  Access to Information; Confidentiality.

         (a) Between the date hereof and the Closing, Sellers and the Company (i) shall give Buyer and its authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records, including work papers and other materials prepared by the Company's independent public accountants, of the Company and the Subsidiaries, (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article III, and (iii) shall cause the Company's officers and those of the Subsidiaries to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Company and the Subsidiaries as Buyer may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of Sellers or the Company contained in this Agreement or in any agreement, instrument or document delivered pursuant hereto or in connection herewith; and provided further that Sellers and the Company shall have the right to have a representative present at all times. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the letter agreement dated December 6, 1993 between the Company and Buyer.

         (b) Each Seller acknowledges and agrees that irreparable damage would occur in the event any confidential information regarding the business, assets, results of operation or financial condition of the Company or any Subsidiary were disclosed to or utilized on behalf of any person which is in competition in any material respect with any line or lines of business of the Company or any Subsidiary. Accordingly, each Seller covenants and agrees that it will not, directly or indirectly, without the prior written consent of Buyer, use or disclose any of such confidential information (other than confidential information directly pertaining to 1201 Dairy Ashford Ltd. or 1201 Dairy Ashford, Inc.), except to authorized representatives of Buyer; provided, however, that confidential information shall not be deemed to include information which (i) was or becomes generally available to the public other than as a result of disclosure by any Seller or its affiliates or (ii) was or becomes available to such Seller on a nonconfidential basis from a source other than Buyer or the Company or any Subsidiary, provided that such source is not known by such Seller to be bound by a confidentiality agreement with respect to such confidential information. Notwithstanding the foregoing provisions of this paragraph, each Seller and its affiliates may disclose any confidential information to the extent that, in the opinion of counsel for such Seller, such person is legally compelled to do so, provided that, prior to making such disclosure, such person advises and consults with Buyer regarding such disclosure and provided further that such person discloses only that portion of such confidential information as is legally required.

         6.2 Acquisition Proposals. None of Sellers, the Company, any Subsidiary, or any affiliate, director, officer, employee or representative of any of them shall, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal. Sellers and the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Sellers and the Company all confidential information heretofore furnished to such person by or on behalf of any Seller or the Company. The term "Acquisition Proposal", as used herein, means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

         6.3 Third Party Consents. Sellers and the Company shall use their respective reasonable best efforts to obtain all consents, approvals, orders, authorizations and waivers of, and to effect all declarations, filings and registrations with, all third parties (including Governmental Entities) that are required to enable Sellers to transfer the Shares to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. Buyer shall use its reasonable best efforts to obtain all consents, approvals, orders, authorizations and waivers of, and to effect all declarations, filings and registrations with, all third parties (including Governmental Entities) that are required to enable Buyer to consummate the transactions contemplated hereby.

         6.4 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement. Each Seller shall cooperate with and assist Buyer and its authorized representatives in order to provide an efficient and orderly transfer of the control and management of the business of the Company and the Subsidiaries to Buyer and to avoid any undue interruption in the activities and operations of such business following the Closing.

         6.5 HSR Act Notification. To the extent required by the HSR Act and not already performed, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.

         6.6 Agreement Regarding Registration. Buyer and Sellers shall enter into a Registration Agreement (the "Registration Agreement") at (and subject to the occurrence of) the Closing in substantially the form set forth as Exhibit 6.6.

         6.7 Employment Agreement. Beall and the Company shall enter into an employment agreement (the "Employment Agreement") at (and subject to the occurrence of) the Closing pursuant to which the Company shall agree to employ Beall as President of the Company for the period and on the terms set forth therein. The Employment Agreement shall be in substantially the form set forth as Exhibit 6.7.

         6.8 Public Announcements. Except as may be required by Applicable Law or the National Association of Securities Dealers, Inc., neither Buyer, on the one hand, nor Sellers and the Company, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

         6.9 Company Employee Bonus Pool. Buyer agrees that it will consider, subject to the occurrence of the Closing, the authorization and approval of the payment by the Company of bonuses to employees of the Company and the Subsidiaries based on their performance during the year ending December 31, 1994.

         6.10 Notification of Certain Matters. Sellers and the Company shall give prompt notice to Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. Buyer shall give prompt notice to Sellers of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate in any material respect at or prior to the Closing and
(ii) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VII and VIII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to this Section at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

         6.11 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

         6.12 Fees and Expenses. Buyer shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Sellers shall pay all fees and expenses incurred by them and the Company in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of one outside counsel to Sellers and the Company; provided that the Company shall bear the first $100,000 of such fees and expenses incurred by the Company and Sellers. Buyer acknowledges that the fees and expenses of the independent accountants that prepare the Audited 1993 Financial Statements shall be paid by the Company. In the event the transaction contemplated hereby is not closed for any reason, Buyer shall pay the additional fees and expenses incurred in connection with the acceleration of such audit so that it can be completed prior to the scheduled Closing.

         6.13 Transfer Taxes. All sales and transfer Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers, and Sellers shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

         6.14 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

         6.15 Negotiation Regarding Outstanding Options. Beall agrees to use his reasonable best efforts to have negotiated, on or before five business days prior to the Closing Date, with the holders of the Outstanding Options the cancellation thereof (effective at and subject to the occurrence of the Closing).

         6.16 Director and Officer Insurance and Indemnification. After the Closing Date, Buyer agrees to provide or cause the Company to provide, from time to time and for so long as the Company is a majority owned subsidiary of Buyer, for the directors, officers, employees and agents of the Company and the Subsidiaries, (i) corporate indemnification on terms and conditions at least as favorable as such indemnification is then being provided to the directors, officers, employees and agents of Buyer or any of its subsidiaries and (ii) director and officer liability insurance on terms and conditions at least as favorable as such insurance is then being provided to the directors, officers, employees and agents of any of the subsidiaries of Buyer.

         6.17 Agreement Regarding Indemnification for Certain Rental Obligations. Beall, the Company, 1201 Dairy Ashford Ltd. and Buyer shall enter into a lease indemnity agreement (the "Lease Indemnity Agreement") at (and subject to the occurrence of) the Closing pursuant to which Beall shall agree to indemnify Buyer for certain amounts relating to the Company's obligations under the Office Building Lease Agreement (the "Office Lease") dated January 29, 1991 between the Company and 1201 Dairy Ashford Ltd. The Lease Indemnity Agreement shall be in substantially the form set forth as Exhibit 6.17.


                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         7.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

         7.2 Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         7.3 Certificate. Sellers shall have received a certificate executed on behalf of Buyer by the president or the vice president-finance of Buyer, dated the Closing Date, representing and certifying, in such detail as Sellers may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled and that Buyer is not in breach of any provision of this Agreement.

         7.4 Opinion of Counsel. Sellers shall have received an opinion of Thompson & Knight, P.C., legal counsel to Buyer, dated the Closing Date, with respect to the matters set forth in Exhibit 7.4. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by directors and officers of Buyer and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for such opinion. To the extent the foregoing opinion concerns the laws of any jurisdiction other than Texas such counsel may rely upon the opinion of legal counsel admitted to practice in such other jurisdiction.

         7.5 HSR Act. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         7.6 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.7 Consents. All consents and approvals of third parties (including Governmental Entities) required to be obtained by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby shall have been obtained, and all thereof shall be in full force and effect at the time of Closing.

         7.8 Other Documents. Sellers shall have received the certificates, instruments and documents listed below:

         (a) The Note to be delivered to each Seller pursuant to Section 1.2, duly executed by Buyer.

         (b) A stock certificate or certificates in definitive form representing the Buyer Shares to be delivered to each Seller pursuant to
Section 1.2, registered in the name of such Seller and duly executed by Buyer, or, in the case of Bruce, cash in lieu thereof as contemplated by Section 1.2.

         (c) A copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement, certified by the secretary or an assistant secretary of Buyer.

         (d) A certificate from the Secretary of State of Delaware dated not more than five days prior to the Closing Date, as to the legal existence and good standing of Buyer under the laws of such state.

         (e) Such other certificates, instruments and documents as may be reasonably requested by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.

         7.9 Payment of Consideration. Sellers shall have received the consideration set forth in Section 1.2 to be paid at the Closing.

         7.10 Registration Agreement. The Buyer and the Sellers shall have entered into the Registration Agreement substantially in the form of Exhibit 6.6.

         7.11 1201 Dairy Ashford, Inc. The issued and outstanding shares of 1201 Dairy Ashford, Inc. shall have been distributed to Beall, and the debt of 1201 Dairy Ashford Ltd. to the Company shall have been forgiven, effective immediately prior to the Closing.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         8.1 Representations and Warranties True. All the representations and warranties of Sellers and the Company contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

         8.2 Covenants and Agreements Performed. Sellers and the Company shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         8.3 Certificate. Buyer shall have received a certificate executed by each Seller and on behalf of the Company by the president of the Company, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled and that Sellers and the Company are not in breach of any provision of this Agreement.

         8.4 Opinion of Counsel. Buyer shall have received opinions of Charles R. Erickson, general counsel of the Company, and Sewell & Riggs, P.C., legal counsel to Sellers and the Company, dated the Closing Date, with respect to the matters set forth in Exhibit 8.4. In rendering such opinions, such counsel may rely as to factual matters upon certificates or other documents furnished by Sellers and directors and officers of the Company and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for such opinion. To the extent the foregoing opinions concern the laws of any jurisdiction other than Texas such counsel may rely upon the opinion of legal counsel admitted to practice in such other jurisdiction.

         8.5 HSR Act. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         8.6 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.7 Consents. All consents and approvals of third parties (including Governmental Entities) required to be obtained by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby shall have been obtained, and all thereof shall be in full force and effect at the time of Closing.

         8.8 Other Documents. Buyer shall have received the certificates, instruments and documents listed below:

         (a) The stock certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer on the books of the Company.

         (b) The minute books, stock records and corporate seal of each of the Company and the Subsidiaries, certified as complete and correct as of the Closing Date by the secretary or an assistant secretary of the Company.

         (c) All the Company's and the Subsidiaries' books and records, including without limitation minute books, corporate charter, bylaws, stock records, bank account records, accounting records, computer records and all contracts with third parties.

         (d) The written resignations of such directors and officers of the Company and the Subsidiaries, if any, as Buyer shall, at least two days prior to the Closing Date, specify in writing to the Company, such resignations to be effective concurrently with the Closing on the Closing Date.

         (e) A copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, certified by the secretary or an assistant secretary of the Company.

         (f) Certificates from the Secretary of State of Texas and the Comptroller of Public Accounts of the State of Texas, each dated not more than five days prior to the Closing Date, as to the legal existence and good standing, respectively.

         (g) Certificates from the appropriate public officials of the jurisdictions of incorporation or formation of the Subsidiaries, each dated not more than five days prior to the Closing Date, as to the legal existence and good standing of the Subsidiaries under the laws of their respective jurisdictions of incorporation or formation.

         (h) Such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

         8.9 No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the Company.

         8.10 Employment Agreement. Beall shall have entered into the Employment Agreement.

         8.11 Cancellation of Outstanding Options. The Outstanding Options shall have been duly cancelled by the parties thereto such that Buyer will acquire all the equity ownership in the Company at the Closing.

         8.12 Lease Indemnity Agreement. The Company, Beall, 1201 Dairy Ashford Ltd. and Buyer shall have entered into the Lease Indemnity Agreement.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

                 (a) by mutual written consent of Sellers and the Company, on the one hand, and Buyer, on the other; or

                 (b) by Sellers, if, on the Closing Date, any of the conditions set forth in Article VII shall not have been satisfied and shall not have been waived by Sellers;

                 (c) by Buyer, if, on the Closing Date, any of the conditions set forth in Article VIII shall not have been satisfied and shall not have been waived by Buyer; or

                 (d) by either Sellers or Buyer if the Closing shall not have occurred on or before April 22, 1994, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause.

         9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Sellers and the Company, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Sections 6.1, 6.8 and 6.12 and in Article XII shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

         9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

         9.4 Waiver. Each of Sellers and the Company, on the one hand, and Buyer, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         9.5 DTPA Waiver. THE PARTIES HEREBY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63 INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED) OF THE TEXAS BUSINESS & COMMERCE CODE. To evidence their ability to grant such waiver, the parties hereby represent and warrant that each (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has assets of $5,000,000 or more in accordance with its most recent financial statement prepared in accordance with generally accepted accounting principles, (c) has knowledge and experience in financial and business matters that have enabled it to evaluate the merits and risks of the transaction contemplated hereby and (d) is not in a significantly disparate bargaining position.

         9.6 Exclusive Remedy for Breach. Following the Closing, the indemnities provided for in this Agreement, including, without limitation,
Article XII (including, without limitation, the provisions of Section 12.4(a)), are the parties' sole and exclusive remedies for all inaccuracies of representations and warranties or breaches of covenants and agreements in this Agreement including, but not limited to, any independent common law or statutory rights or remedies that any indemnified party may have at any time, now or in the future.


                                   ARTICLE X

                                  TAX MATTERS

         10.1 Liability for Taxes, Filing Returns.

         (a) Taxable Periods Ending on or Before the Closing Date. Beall shall be solely liable for all Taxes of the Company and the Subsidiaries due for all taxable years and periods ending on or before the Closing Date other than Taxes reserved on the Financial Statements or paid prior to the Closing Date by the Company or the Subsidiaries or by Beall or an affiliate thereof. Beall shall cause the Company and the Subsidiaries to be included, and Buyer shall cause the Company and the Subsidiaries to consent to join, in the consolidated federal income Tax Returns of the Affiliated Group of which the Company is a member for all taxable years and periods ending on or before the Closing Date. Buyer and Beall recognize that the Company and the consolidated Subsidiaries shall file a consolidated federal income Tax Return of the Affiliated Group of which the Company is a member for the short taxable year ending on the Closing Date. Buyer and Beall shall cooperate in causing to be prepared and duly filed all such consolidated federal income Tax Returns and all other Tax Returns required to be filed by or with respect to the Company and the Subsidiaries for all taxable years and periods ending on or before the Closing Date. The covenants and agreements of Beall under this Section 10.1(a) shall survive the Closing only until the Survival Date (as defined in Section 12.1).

         (b) Taxable Periods Commencing After the Closing Date. Buyer shall be solely liable for all Taxes of the Company and the Subsidiaries for all taxable years and periods commencing after the Closing Date. Buyer shall cause to be prepared and duly filed all Tax Returns of the Company and the Subsidiaries for taxable periods commencing after the Closing Date. Buyer shall pay all Taxes shown to be due on such Tax Returns for all periods covered by such Tax Returns. Buyer shall be liable for, and shall indemnify and hold harmless Sellers against, any and all Taxes for any taxable year or taxable period commencing after the Closing Date due or payable by the Company or the Subsidiaries.

         10.2 No Section 338 Election. No election under Section 338 of the Code shall be made with respect to Buyer's purchase of the Company and the Subsidiaries. With regard to the purchase by Buyer of the Shares, Buyer shall make a protective carryover basis election in the time and manner prescribed in
Section 338(g) of the Code and Treasury Regulation Section 1.338-4T(f)(6), and any similar state law elections in all applicable states. Sellers recognize that Buyer plans to file a protective carryover basis election.

         10.3 Contests. Whenever any taxing authority raises a claim, assessment or other dispute concerning an amount of Taxes for which the Company or the Subsidiaries may be liable, Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute; provided, however, that if Beall shall have any potential indemnification obligation to Buyer, then the provisions of
Article XII (including, without limitation, Sections 12.2(c) and 12.4) shall control.


                                   ARTICLE XI

                   RESTRICTIONS ON SALES, OTHER DISPOSITIONS

         11.1 Restrictions on Sales, Other Dispositions. Each Seller agrees that such Seller will not, directly or indirectly, sell, assign, transfer, pledge, encumber or otherwise dispose of ("transfer") any of the Buyer Shares prior to the date that is six months after the Closing Date. Thereafter, each Seller shall have the right to transfer, on a cumulative basis, up to (i) one-third of the Buyer Shares received by such Seller at the Closing at any time prior to the first anniversary of the Closing Date and (ii) an additional one-third of the Buyer Shares received by such Seller at the Closing at any time on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date. On or after the second anniversary of the Closing Date, each Seller shall have the right to transfer any Buyer Shares then remaining owned by such Seller.


                                  ARTICLE XII

                          SURVIVAL OF REPRESENTATIONS;
                                INDEMNIFICATION

         12.1 Survival.

         (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the fourth anniversary of the Closing Date (such anniversary, the "Survival Date"). From and after the Survival Date, no party hereto shall be under any liability whatsoever pursuant to this Article XII with respect to any such representation or warranty, except with respect to matters as to which notice has been received in accordance with Section 12.1(b).

         (b) No party hereto shall have any indemnification obligation pursuant to this Article XII in respect of any representation or warranty unless before the Survival Date it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such claim, (ii) an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim; provided, however, that any notice which the party seeking indemnification delivers to the indemnifying party prior to the Survival Date which notifies the indemnifying party of the existence of a claim with reasonable specificity and, notwithstanding the failure of such notice to meet the requirements set forth in clauses (i), (ii) and (iii) above, does not materially prejudice the indemnifying party's ability to defend such claim, shall be deemed to have met the requirement of delivery of notice prior to the Survival Date for the purpose of preserving the indemnified party's right to indemnification pursuant to this Article XII.

         (c) The provisions of this Section shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at or after the Closing.

         12.2 Indemnification by Beall.

         (a) Subject to the terms and conditions of this Article XII, Beall shall indemnify, defend and hold harmless Buyer from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, based upon, arising out of or otherwise in respect of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of the Company or Sellers contained in this Agreement or in any certificate, agreement, instrument or document delivered pursuant hereto (collectively, with the Claims under subsection (b) of this Section 12.2, "Buyer Claims").

         (b) Without limiting the generality of the indemnification agreement of Beall set forth in subsection (a) of this Section 12.2, Beall further agrees to indemnify, defend and hold harmless Buyer from and against any and all Damages asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, irrespective of the amount of such Damages (but subject to the limitations in Section 12.4(a)), from the Closing Date to the Survival Date based upon, arising out of or otherwise in respect of any of the following:

                 (i) Any conflict, violation or default with respect to any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound that results from the execution, delivery and performance by Sellers and the Company of this Agreement or the consummation by them of the transactions contemplated hereby; or

                 (ii)     Any Proceeding disclosed on Part I of A of Schedule
         3.8 (as it may be supplemented or amended pursuant to Section 6.11); provided, however, that indemnification under this Section 12.2(b)(ii) shall be limited to an amount equal to 60 percent of the aggregate amount of Damages under this Section 12.2(b)(ii).

         (c) Notwithstanding anything to the contrary contained in this Agreement, to the extent additional consideration pursuant to the provisions of Sections 1.3 or 1.6 is or would be available to Beall, any indemnification obligation of Beall required by this Section 12.2 shall be satisfied first to the extent possible by reducing Beall's right to receive his allocable portion of the Additional Shares, in the case of Section 1.3, or additional shares of Buyer Common Stock, in the case of Section 1.6, on and as of the Determination Date, the Third Anniversary or the Fourth Anniversary, as the case may be. The amount of reduction to Beall's allocable portion of the Additional Shares or additional shares of Buyer Common Stock, as the case may be, shall be calculated by dividing (i) the amount of the Buyer Claim by (ii) $8.77.

         12.3 Indemnification by Buyer. Subject to the terms and conditions of this Article XII, Buyer shall indemnify, defend and hold harmless Sellers from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by Sellers, directly or indirectly, based upon, arising out of or otherwise in respect of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, instrument or document delivered pursuant hereto.

         12.4 Limitation of Liability. The indemnification obligations of the parties hereto pursuant to this Article XII shall be subject to the following limitations and other provisions:

         (a) No indemnification shall be required to be made by Beall pursuant to this Article XII with respect to any Buyer Claims except to the extent that the aggregate amount of Damages incurred by Buyer with respect to all Buyer Claims (whether asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $25,000. No indemnification shall be required to be made by Beall pursuant to this Article XII with respect to any Buyer Claims to the extent that the aggregate amount of Damages incurred by Buyer with respect to all Buyer Claims (whether asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $12,000,000.

         (b) No indemnification shall be required to be made by Buyer pursuant to this Article XII with respect to any Seller Claims except to the extent that the aggregate amount of Damages incurred by Sellers with respect to all Seller Claims (whether asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $25,000.

         (c) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Article XII as a result of any Seller Claim or any Buyer Claim shall be reduced to the extent of any amounts actually received by such other party after the Closing Date pursuant to the terms of the insurance policies (if any) covering such claim.

         (d) The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Article XII as a result of any Seller Claim or any Buyer Claim shall be reduced by the amount of any Tax benefit actually realized by such other party as a result of such claim, provided that such reduced amount shall be increased (but not above the original amount of damages) by the amount of any Taxes actually payable by such other party as a result of the payment to such other party of Damages for such claim (the net reduction is hereinafter referred to in this paragraph as the "Claim Reduction Amount"). The Claim Reduction Amount shall be calculated by the indemnified party on a present value basis using the appropriate applicable federal rate for the month that the claim will be paid as specified under
Section 1274(d) of the Code. Any factual assumptions, Tax rate assumptions, assumptions relating to the appropriate applicable federal rate, or assumptions relating to the appropriate Tax treatment of a particular item shall be made in good faith by the indemnified party. The indemnified party shall supply to the indemnifying party such information as the indemnifying party may reasonably request to support the indemnified party's assumptions and calculations. If the indemnifying party believes that the overall calculation is unreasonably biased in favor of the indemnified party, the parties shall submit the issue to an independent public accounting firm of recognized national standing mutually agreeable to the parties for determination as to whether such calculation is in fact unreasonably biased in favor of the indemnified party on an overall basis. If such firm determines that the calculation is unreasonably biased in favor of the indemnified party, such firm shall modify whichever assumptions it deems necessary to make the overall calculation, in its opinion, fair to both the indemnifying party and the indemnified party. The determinations of such firm shall be final and conclusive as to any dispute regarding the Claim Reduction Amount. The costs and expenses of such firm in connection with its determinations pursuant to this paragraph shall be borne equally by the parties. Each party shall be solely responsible for all other costs and expenses incurred by such party pursuant to this paragraph.

         12.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 12.2 or 12.3 of notice of the commencement of any action, administrative proceeding or tax audit (an "Action") such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such Action is prejudiced thereby. In case any such Action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such Action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such Action, the indemnified party shall be entitled to assume the defense of such Action with counsel of its own choice, at the expense of the indemnifying party. If the Action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such Action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

         12.6 CERTAIN DAMAGE. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY PERSON UNDER THIS AGREEMENT FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OR FOR LOSS OF PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, PROVIDED, IN NO EVENT SHALL ANY LOSSES OR DAMAGES PAYABLE AS A RESULT OF A THIRD PARTY CLAIM BE CONSIDERED INCIDENTAL OR CONSEQUENTIAL DAMAGES.


                                  ARTICLE XIII

                                 MISCELLANEOUS

         13.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram or telefax, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                 If to Buyer:

                          Noble Drilling Corporation
                          10370 Richmond Avenue, Suite 400
                          Houston, Texas  77042
                          Attention: Mr. James C. Day, President
                          Telefax: 713-953-1126

                 If to Beall or the Company:

                          Mr. Joseph E. Beall
                          President
                          Triton Engineering Services Company
                          1201 Dairy Ashford
                          Houston, Texas  77079
                          Telefax: 713-556-9074


                 If to Bruce:

                          Mr. George H. Bruce
                          c/o Triton Engineering Services Company
                          1201 Dairy Ashford
                          Houston, Texas  77079
                          Telefax: 713-556-9074

         13.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         13.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign to any wholly owned subsidiary of Buyer any of Buyer's rights, interests, or obligations hereunder, upon notice to the other party or parties, provided that no such assignment shall relieve Buyer of its obligations hereunder. Except as provided in Article XII, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         13.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

         13.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         13.6 Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

         13.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         13.8 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         13.9 References. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit or Annex to this Agreement. All Schedules, Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         13.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

         13.11 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

         13.12 Jurisdiction and Venue. In respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties hereto consents to the jurisdiction and venue of any federal or state court located within Harris County, Texas, waives personal service of any and all process upon it, consents that all such service of process may be made by first class registered or certified mail, postage prepaid, return receipt requested, directed to it at the address specified in
Section 13.1, agrees that service so made shall be deemed to be completed upon actual receipt thereof, and waives any objection to jurisdiction or venue of, and waives any motion to transfer venue from, any of the aforesaid courts.

         13.13 Joinder of Spouses. The spouses of Sellers have joined in the execution and delivery of this Agreement for the express purpose of binding their respective community property interests, if any, in the Shares.

         13.14 Stock Exchange. If the Buyer Common Stock becomes listed and traded on the New York Stock Exchange, references herein to "the last sale price of the Buyer Common Stock (as reported by NASDAQ/NMS)" shall be deemed to be changed to "the closing price of the Buyer Common Stock on the New York Stock Exchange."


                                  ARTICLE XIV

                                  DEFINITIONS

         14.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

                 "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

                 "Affiliated Group" has the meaning set forth in Section 1504 of the Code.

                 "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

                 "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

                 "Corporate Subsidiary" means any Subsidiary that is a corporation.

                 "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

                 "IRS" means the Internal Revenue Service.

                 "Partnership Subsidiary" means any Subsidiary that is a general or limited partnership, a joint venture or an asociacion en participacion.

                 "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

                 "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

                 "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

                 "reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Subsidiary" means (i) any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than 50 percent of whose total equity interests, is owned, directly or indirectly, by the Company, (ii) 1201 Dairy Ashford Ltd. and (iii) the Asociacion en Participacion between Triton International, Inc. and Perforadora Faja de Oro, S.A. de C.V. Effective immediately prior to the Closing, the issued and outstanding shares of 1201 Dairy Ashford, Inc., the sole general partner of 1201 Dairy Ashford Ltd., will be distributed to Beall.

                 "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

                 "Tax Return" means any return or report with respect to Taxes.

                 "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

         14.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of this Agreement and in Section 14.1, the following terms are used in this Agreement as defined in the references set forth opposite such terms:

Defined Term                                                 Reference
- - ------------                                                 ---------
Acquisition Proposal                                         Section 6.2
Action                                                       Section 12.4
Additional Shares                                            Section 1.3
Adjusted Excess 1994 EBDIT                                   Section 1.3(a)(iii)
agreements                                                   Section 3.18
Applicable Environmental Laws                                Section 3.20
associate                                                    Section 3.24
Audited Financial Statements                                 Section 3.13
Audited 1993 Financial Statements                            Section 3.13
Benefit Arrangements                                         Section 3.19(d)
Buyer Claims                                                 Section 12.2
Buyer Commission Filings                                     Section 4.12

Defined Term                                                Section Reference
- - ------------                                                -----------------

Buyer Common Stock                                          Section 1.2
Buyer Shares                                                Section 1.2
CERCLA                                                      Section 3.24
Claim Reduction Amount                                      Section 12.4(d)
Closing                                                     Article II
Closing Date                                                Article II
Convertible Preferred Stock                                 Section 4.4
Damages                                                     Section 12.2
Determination Date                                          Section 1.3
Determination Date Rental Indemnification Amount            Section 1.3(c)
Disposal or Disposed                                        Section 3.20
EBDIT                                                       Section 1.3(c)
Employee Plans                                              Section 3.19(a)
Employment Agreement                                        Section 6.7
Excess 1994 EBDIT                                           Section 1.3(c)
FASB Standards                                              Section 3.13
Financial Statements                                        Section 3.13
Fourth Anniversary                                          Section 1.6
Hazardous Substance                                         Section 3.20
Insurance Claims Payment                                    Section 1.3(f)
Latest Balance Sheet                                        Section 3.13
Lease Indemnity Agreement                                   Section 6.17
Multiemployer Plan                                          Section 3.19(b)
Net Claim Amount                                            Section 1.3(b)
net proceeds                                                Section 1.3(b)
1993 Deficit Amount                                         Section 1.3(b)
Note                                                        Section 1.2(c)
Number of Claim Shares                                      Section 1.4(a)
Office Lease                                                Section 6.17
Option Holders                                              Section 3.4
Outstanding Insurance Claims                                Section 3.9(b)
Outstanding Options                                         Section 3.4
Property                                                    Section 3.20(a)
Purchase Price                                              Section 1.2
RCRA                                                        Section 3.20
Registration Statement                                      Section 6.6
Release                                                     Section 3.20
Rental Indemnification Shares                               Section 1.3(c)
Section 1.3 Shares                                          Section 1.4(a)
Seller Claims                                               Section 12.3
Shares                                                      Preamble
Simmons                                                     Section 3.30
Solid Waste                                                 Section 3.20
Specific Contingent Assets                                  Section 1.3(b)
Specific Contingent Liabilities                             Section 1.3(b)
Survival Date                                               Section 12.1(a)

Defined Term                                                Section Reference
- - ------------                                                -----------------

Third Anniversary                                           Section 1.6
Transaction Securities                                      Section 3.12
transfer                                                    Section 11.1
Unaudited Financial Statements                              Section 3.13

         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                        TRITON ENGINEERING SERVICES COMPANY


                                        By:     /s/ Joseph E. Beall
                                             ___________________________________
                                        Name:       Joseph E. Beall
                                        Title:      President


                                        /s/  Joseph E. Beall
                                        ________________________________________
                                        Joseph E. Beall


                                        /s/ Lois Rae Beall
                                        ________________________________________
                                        Spouse of Joseph E. Beall


                                        /s/ George H. Bruce
                                        ________________________________________
                                        George H. Bruce


                                        /s/ Mrs. George H. Bruce
                                        ________________________________________
                                        Spouse of George H. Bruce


                                        NOBLE DRILLING CORPORATION


                                        By:  /s/ James C. Day
                                             ___________________________________
                                        Name:    James C. Day
                                        Title:   CEO & President

                                    ANNEX I

                          ALLOCATION OF PURCHASE PRICE



                                                     Allocable
                                                      Portion
                                                        of
           Name of               Number of           Purchase              "Buyer             "Cash"                "Note
           Seller                 Shares              Price               Shares"             Amount"               Amount"
        -----------             ---------            ---------             -------            --------              --------
 Joseph E. Beall                 5,100               0.98456              751,864            $3,938,240             $3,938,240

 George H. Bruce                    80               0.01544               11,791                61,760                 61,760
                                ------               -------              -------            ----------             ----------

 TOTAL . . . . . . . . .         5,180               1.00000              763,655            $4,000,000             $4,000,000

                                 EXHIBIT 1.2

                               PROMISSORY NOTE


$_____________                 Houston, Texas                     April __, 1994


       FOR VALUE RECEIVED, the undersigned, Noble Drilling Corporation, a Delaware corporation, hereby promises to pay to the order of (Name of Seller) the principal sum of ____________ Dollars ($_________), with interest on the unpaid balance thereof from date until maturity at the rate or rates hereinafter provided, both principal and interest payable as hereinafter provided in lawful money of the United States of America at Houston, Texas.

       The unpaid principal of this Note from time to time outstanding shall bear interest prior to maturity, calculated on the basis of a 365 day year, at the prime rate announced by NationsBank of Texas, N.A. from time to time, provided that in no event shall such interest rate exceed the maximum interest rate permitted under applicable law. If hereafter the prime rate announced or published by such bank shall change, the rate of interest on the unpaid balance of principal of this Note prior to maturity shall be increased or decreased, as the case may be, from time to time as of the effective date of each change in the prime rate announced or published by such bank.

       All past due principal and/or interest or installments thereof shall bear interest at the highest rate for which the undersigned may legally contract under applicable law or, if no such rate is designated under applicable law, at the rate of ten percent (10%) per annum, calculated on the basis of a 365 day year.

       The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on (date not more than six months after closing).

       Time is of the essence in the performance of this Note. The undersigned and all sureties, endorsers, guarantors and other parties hereafter assuming or otherwise becoming liable for the payment of any sum of money payable under this Note (i) severally waive grace, presentment and demand for payment, protest and notice of protest, notice of intent to accelerate the maturity, notice of acceleration of maturity, notice of non-payment and all other notices of whatsoever nature, filing of suit and diligence in collecting this note and
(ii) severally agree that amounts due hereunder shall be paid without set-off, counterclaim, abatement, suspension or diminution.

       Upon the failure to pay any installment of the principal of or interest on this Note as above promised, the holder of this Note or any part hereof shall have the option of declaring the principal balance hereof and the interest accrued hereon to be immediately due and payable.

       The undersigned shall have the right to prepay, without premium or penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note, provided that any such principal thus paid is accompanied by all accrued interest thereon to the date of prepayment.

       It is the intent of the payee of this Note and the undersigned in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, the said payee and the undersigned stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum interest permitted to be charged by applicable law.

       Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, the undersigned and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay in addition to the principal and interest due and payable hereon reasonable attorneys' and collection fees.

       Notices under this Note shall be given in the same manner as set forth in the Stock Purchase Agreement dated as of ____________, 1994 among Joseph E. Beall, George H. Bruce, Triton Engineering Services Company and Noble Drilling Corporation.

       The original payee of this Note shall not assign or transfer this Note or any interest therein without the prior written consent of the undersigned.

       THIS NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED FOR ALL PURPOSES BY THE LAW OF THE STATE OF TEXAS AND THE LAW OF THE UNITED STATES APPLICABLE TO TRANSACTIONS WITHIN SUCH STATE.


                                        NOBLE DRILLING CORPORATION


                                        By ______________________________
                                        Name:
                                        Title:

                                  EXHIBIT 1.7

                            OPTION HOLDER ALLOCATION


            Name                                          Percentage
            ----                                          ----------
         Douglas S. Beall                                    39.76%
         Charles R. Erickson                                 27.83
         Larry E. Thomas                                     19.76
         Joseph L. Matthews                                   6.63
         David M. Pierce                                      6.02
                                                            ------
                                                            100.00%